                                                                     EXHIBIT (n)


                                 E-HARMON FUNDS
                                 --------------
                                   (the Trust)

                           PLAN PURSUANT TO RULE 18F-3


         The Trust hereby adopts this plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), setting forth the separate arrangement and expense allocation of each class of shares in each investment portfolio (each a "Fund"). Any material amendment to this plan is subject to prior approval of the Board of Trustees, including a majority of the independent Trustees.

                              CLASS CHARACTERISTICS

E-HARMON INTERNET FUND

CLASS A SHARES             Class A shares are subject to a initial sales charge
                           of 5.75% and to a distribution fee pursuant to Rule
                           12b-1 under the 1940 Act not to exceed .25 of 1% per annum of the average daily net assets of the class.
                           Class A shares are not subject to a contingent deferred sales charge. The initial sales charge is waived or reduced for certain eligible investors.

CLASS B SHARES:            Class B shares are not subject to an initial sales
                           charge but are subject to a contingent deferred sales charge of 5.00% (declining from 5% to zero over a 6 year period) which will be imposed on certain redemptions and a distribution fee pursuant to Rule
                           12b-1 not to exceed 0.75% per annum and a service fee of 0.25% per annum, each based on the average daily net assets of the class. The contingent deferred sales charge is waived for certain eligible investors. Class B shares automatically convert to Class A shares approximately six years after purchase.

CLASS C SHARES:            Class C shares are not subject to an initial sales
                           charge but are subject to a contingent deferred sales charge of 1% which will be imposed on certain redemptions within the first twelve months after purchase and a distribution fee pursuant to Rule
                           12b-1 not to exceed 0.75% per annum and a service fee of 0.25% per annum, each based on the average daily net assets of the class.


E-HARMON NET30 INDEX FUND


INVESTOR CLASS             Investor Class shares are subject to a distribution
SHARES:                    fee not to exceed 0.25% per annum of the average
                           daily net assets of the class. Investor Class shares are not subject to either an initial sales charge or a contingent deferred sales charge.

                         INCOME AND EXPENSE ALLOCATIONS

         Income, any realized and unrealized capital gains and losses, and expenses not allocated to a particular class of a Fund will be allocated to each class of such Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.

                           DIVIDENDS AND DISTRIBUTIONS

         Dividends and other distributions paid by each Fund to each class of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular class of the Fund may be different from that paid by another class of the Fund because of distribution and/or service fees and other expenses borne exclusively by that class.


                               CONVERSION FEATURES

         Class B shares will automatically convert to Class A shares on a quarterly basis approximately six years after purchase. Conversions will be effected at relative net asset value without the imposition of any additional sales charge.

                                     GENERAL

A. Each class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

B. On an ongoing basis, the Trustees, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Trust for the existence of any material conflicts among the interests of its several classes. The Trustees, including a majority of the independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. e-harmon Capital Management LLC, the Trust's Adviser, will be responsible for reporting any potential or existing conflicts to the Trustees.



Dated:  March 24, 2000



                                       2